SUPPLEMENT No. 4 DATED January 4, 2007 (To Prospectus dated August 28, 2006)	Rule 424(b)(3) Registration No. 333-132923

NEURALSTEM, INC.

16,335,333
Common Shares

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 28, 2006, of Neuralstem, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 16,335,333 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 6 of the prospectus dated August 28, 2006, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

On August 8, 2006, Omicron Master Trust assigned to Rockmore Investment Master Fund LTD the following securities previously listed on the Selling Shareholder table contained on page 36 of the prospectus dated August 28, 2006:

•	79,192 common shares;
•	39,596 Series A Warrants; and
•	39,596 Series B Warrants.

As a result of the transfer, the Selling Shareholder table is supplemented with regard to the Omicron Master Trust and Rockmore Investment Master Fund LTD as follows:

	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Shares owned after sale	%

Omicron Master Trust (1)	171,641	171,641	343,282	1.3%	343,282	___
Rockmore Investment Master Fund LTD (2)	79,192	79,192	158,384	*	158,384	___

(1)
Omicron Capital, L.P., is Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron, Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron, Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of’ our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(2)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund, Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as the date of this supplement, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(c) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we have filed with the SEC. This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Information which is furnished but not filed with the SEC shall not be incorporated by reference into this prospectus.

We incorporate by reference our registration filed on form SB-2 and dated August 28, 2006 as well as the following supplements file with the SEC:

•	Supplement No. 1 filed on form 424(b)(3) and dated October 4, 2006;

•	Supplement No. 2 filed on form 424(b)(3) and dated November 6, 2006; and

•	Supplement No. 3 filed on form 424(b)(3) and dated November 13, 2006.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our filings upon contacting us at our headquarters.